Exhibit 10.2

Separation Benefits

The documents in this section pertain to both (1) your last pay check and (2) your severance benefits (cash compensation and COBRA).

Highlights:

•	Your formal last day of employment will be effective October 30, 2023.

•	We request that we receive your signed Exit Paperwork via Adobe Sign no later than October 30, 2023.

•	In order to receive your severance and retention bonus, your signature is required on the digital Separation Agreement via Adobe Sign which will be emailed to you.

o	Please DO NOT sign your Separation Agreement before October 30, 2023; any agreement signed prior to your last date of employment is invalid and will need to be reprocessed and re-signed.

o
You will have 21 days from October 30, 2023 to consider and sign your Separation Agreement before it expires.  Further, you have seven (7) days from the signature date to revoke your signature.  Therefore, severance benefits cannot be paid until the revocation period has elapsed.

Gyre Therapeutics, Inc.

October 30, 2023

Seline Miller
9264 Ketay Circle
Boca Raton, FL 33428

Re:          Separation Agreement

Dear Seline:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Gyre Therapeutics, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.          SEPARATION DATE.  Your last day of employment with the Company and your employment termination date will be October 30, 2023 (the “Separation Date”).  Following the Separation Date you will no longer be an employee of the Company, but will instead provide services to the Company as a non-employee consultant in accordance with the Consulting Agreement (as defined herein).  The date your service with the Company as a non-employee consultant terminates in accordance with the Consulting Agreement is referred to herein as the “Last Day of Service”.  The period from the Separation Date through the Last Day of Service is referred to herein as the “Transition Period”.  During the Transition Period, you will be expected to perform the Services (as defined in the Consulting Agreement).  After the Separation Date, you agree that you will not represent to anyone that you are still an employee, officer or director of the Company and you will not say or do anything purporting to bind the Company or any of its affiliates.  On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement.

2.          SEVERANCE BENEFITS.  If you timely sign this Agreement and allow the releases set forth herein to become effective, then in full satisfaction of any obligations for the Company to provide you with severance benefits for a termination without Cause outside of a Change in Control Protection Period (as defined in your employment offer letter dated November 4, 2021, as amended (the “Offer Letter”)) as set forth in your Offer Letter, the Company will provide you with the following severance benefits:

(a)          Severance Pay.  The Company will pay you an amount equal to the sum of (i) nine (9) months of your base salary in effect as of the Separation Date, plus (ii) $93,403.12, in respect of twelve (12) months of premiums related to continuation coverage under COBRA for you and your eligible dependents based on coverage levels in effect on the Separation Date, subject to standard payroll deductions and withholdings (the “Severance Pay”).  The Severance Pay will be paid as follows: (i) on the one month anniversary of the Separation Date, one ninth (1/9th) of the Severance Pay will be paid to you in a lump sum, (ii) on the two month anniversary of the Separation Date, one ninth (1/9th) of the Severance Pay will be paid to you in a lump sum, and (iii) the remainder of the Severance Pay will be paid to you in a lump sum on January 15, 2024; provided, however, that no payments will be made prior to the first regular payroll date following the Effective Date.  On the first regular payroll date following the Effective Date, the Company will pay you in a lump sum the Severance Pay that you would have received on or prior to such date under the original schedule but for the delay while waiting for the first payroll date following the Effective Date, with the balance of the Severance Pay being paid as originally scheduled.

(b)          Accelerated Vesting.  You were granted options to purchase shares of the Company’s common stock (the “Options”) pursuant to the Catalyst Biosciences, Inc. 2018 Omnibus Incentive Plan (the “Plan”).  Under the terms of the Plan and your stock option grants, and notwithstanding your service as a non-employee service provider during the Transition Period, you hereby acknowledge and agree that vesting of your Options will cease as of the Separation Date and your rights to exercise any vested Options shall be as set forth in the applicable stock option grant notice, stock option agreement, and/or the Plans (collectively, the “Option Documents”); provided that, notwithstanding anything to the contrary herein, the applicable post-termination exercise period with respect to your Options shall commence as of your Last Day of Service.  Per your Offer Letter, the Company will immediately accelerate as of the Separation Date any of the shares underlying the Options that would have vested had you remained an employee of the Company through the date that is nine (9) months following the Separation Date.  Your Options shall continue to be governed by the terms of the applicable Option Documents.  Further, you hereby acknowledge and agree that, in accordance with the terms of that certain waiver letter agreement by and between you and the Company dated January 17, 2023 (the “Waiver Letter Agreement”), each Option that is outstanding and unvested as of the Separation Date (other than those Options eligible for the acceleration provided in the immediately preceding sentence) shall be cancelled effective as of the Separation Date.  Notwithstanding anything to the contrary herein, this Section 2(c) shall not apply to any options to purchase shares of the Company’s common stock or other equity awards granted to you in respect of your service as a non-employee consultant during the Transition Period, including, without limitation, the options to be granted to you pursuant to the Consulting Agreement (the “Transition Period Awards”), and such Transition Period Awards shall remain outstanding and subject to the terms of the applicable grant notice(s), the applicable award agreement(s), and/or the applicable equity plan(s).

3.          OTHER COMPENSATION OR BENEFITS.  By executing this Agreement, you acknowledge and agree that the Company’s obligations to provide you with any severance benefits or any other payments (including, without limitation, the severance benefits set forth in your Offer Letter) are hereby extinguished (except for the benefits described in this Agreement).  You further expressly acknowledge and agree that the severance benefits, and other benefits provided herein are in full and complete satisfaction of the Company’s obligations, if any, to pay you severance benefits or any other payments pursuant to your Offer Letter or any other agreements.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

4.          EXPENSE REIMBURSEMENTS.  You agree that, within the next ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

5.          POST-TERMINATION CONSULTING SERVICES.  You agree to perform consulting services for the Company as an independent contractor during the Transition Period pursuant to that certain Consulting Agreement entered into by and between you and the Company and attached as Exhibit B hereto (the “Consulting Agreement”, and the period you are providing consulting services under the Consulting Agreement, the “Consulting Period”).  During the Consulting Period, you will be expected to provide the Services (as defined in the Consulting Agreement).  You agree to perform the Services (as defined in the Consulting Agreement) in good faith and to the best of your ability.  The consulting arrangement between you and the Company shall be governed by the terms and conditions of the Consulting Agreement.

6.          INDEPENDENT CONTRACTOR.  During the Transition Period, you acknowledge and agree that your relationship with the Company will be that of an independent contractor and not that of an employee.  As a result, you acknowledge and agree that your participation in all employee benefits, including, but not limited to, the accrual of bonuses and vacation/PTO, if any, shall immediately cease as of the Separation Date.

7.          RETURN OF COMPANY PROPERTY.  If requested by the Company, you agree to return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within sixty (60) business days after the Separation Date, if requested by the Company, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part), and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done.  Your timely compliance with the provisions of this paragraph is a condition to your receipt of the severance benefits provided hereunder.  Notwithstanding the foregoing, as an additional benefit to you under this Agreement, you may retain possession of your Company-issued laptop, key card and phone, provided that you (a) cooperate with the Company’s IT department to have all Company data removed from the devices (except any such data as may be required in connection with the non-employee services you provide during the Transition Period), and (b) ensure that all Company-related documents in your possession or control are saved onto the Company’s One Drive account.

8.          PROPRIETARY INFORMATION OBLIGATIONS.  You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

9.          CONFIDENTIALITY.  The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (d) you may make such statements and disclosures as set forth in the section of this Agreement entitled “Protected Rights.”  In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or independent contractor.

10.          NONDISPARAGEMENT.  You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process and you may make such disclosures as set forth in the section of this Agreement entitled “Protected Rights.”  In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

11.          NO VOLUNTARY ADVERSE ACTION.  You agree that you will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

12.          NO ADMISSIONS.  You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

13.          RELEASE OF CLAIMS.

(a)          General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)          Scope of Release.  The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).  You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so.

(c)          ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for this waiver is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (i) your waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke your acceptance of this Agreement (by providing written notice of your revocation to the Company’s CEO); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

(d)          Section 1542 Waiver.  YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:  “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected his or her settlement with the debtor or released party.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

(e)          Excluded Claims.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(f)          Protected Rights.  You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.  Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

14.          REPRESENTATIONS.  You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

15.          SECTION 409A.  The payments and benefits under this Agreement are intended to qualify for an exemption from application of Section 409A of the Code or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A of the Code, and any ambiguities herein shall be interpreted accordingly.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).  The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this letter are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of such Section.

16.          GENERAL.  This Agreement, including the exhibits attached hereto, together with the Waiver Letter Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to Michelle Lee, Associate of Orrick, Herrington & Sutcliffe LLP within twenty-one (21) days of the Separation Date.

I wish you good luck in your future endeavors.

[Signature page follows]

Sincerely,

GYRE THERAPEUTICS, INC.

BY: /s/ Charles Wu, Ph.D.
Charles Wu, Ph.D.
Chief Executive Officer

Accepted and Agreed:

BY: /s/ Seline Miller
Seline Miller

Date: November 1, 2023

[Signature Page to Miller Separation Agreement]